Exhibit 99.1


    Teekay and TORM Acquire Majority Ownership of OMI Corporation


    STAMFORD, Conn.--(BUSINESS WIRE)--May 31, 2007--Teekay Corporation (Teekay) (NYSE: TK), A/S Dampskibsselskabet TORM (TORM) (DSE: TORM and
Nasdaq: TRMD), and OMI Corporation (OMI) (NYSE: OMM) announced today that Omaha, Inc. ("Omaha"), a jointly owned subsidiary of Teekay and TORM, paid for the 49.8 million tendered shares (including shares tendered pursuant to guaranteed delivery procedures) pursuant to Omaha's previously announced tender offer. After taking into account the 2.4 million restricted shares that were cancelled today in accordance with the transaction agreement among OMI, Teekay, TORM and Omaha, Omaha's ownership represents approximately 83.5% of all outstanding shares of OMI.

    In addition, OMI paid the previously announced special cash dividend today to all holders of record as of the close of business on May 24, 2007, in the amount of $0.10 per share in connection with the tender offer.

    Omaha's previously announced subsequent offering period for all remaining OMI shares remains open through 5:00 p.m., New York City time, June 5, 2007, unless otherwise extended. During the subsequent offering period, OMI shares will be accepted for payment as they are tendered at the same offer price paid during the initial offer period of $29.25 per share in cash.

    Following the expiration of the subsequent offering period, Omaha will acquire all of the remaining outstanding shares of OMI pursuant to a merger of OMI with and into Omaha, with Omaha being the surviving corporation. In the merger, all remaining outstanding OMI shares will be cancelled and converted into the right to receive $29.25 per share, net to the seller in cash without interest, less any required withholding taxes. Following the merger, Omaha will change its name to "OMI Corporation." Today, Omaha designated four representatives to serve on OMI's Board of Directors, giving Omaha majority Board representation. One of the current OMI Board members will remain on the OMI Board.

    About Teekay

    Teekay Corporation transports more than 10 percent of the world's seaborne oil, has expanded into the liquefied natural gas shipping sector through its publicly-listed subsidiary, Teekay LNG Partners L.P. (NYSE: TGP), and is further growing its operations in the offshore production, storage and transportation sector through its publicly-listed subsidiary, Teekay Offshore Partners L.P. (NYSE: TOO). With a fleet of over 155 vessels, offices in 17 countries and 5,600 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world's leading oil and gas companies, helping them seamlessly link their upstream energy production to their downstream processing operations. Teekay's reputation for safety, quality and innovation has earned it a position with its customers as The Marine Midstream Company. Teekay changed its name from Teekay Shipping Corporation to Teekay Corporation on May 30, 2007.

    Teekay's common stock is listed on the New York Stock Exchange where it trades under the symbol "TK".

    About TORM

    TORM is one of the world's leading carriers of refined oil products and has significant activities in the bulk market. The
Company operates more than 100 modern and secure vessels, most of them in pool co-operation with other respected shipping companies, sharing TORM's commitment to safety, environmental responsibility and customer service.

    TORM was founded in 1889. The Company conducts business all over the world and is headquartered in Copenhagen, Denmark. TORM's shares are listed in Copenhagen (ticker TORM) as well as on NASDAQ (ticker
TRMD).

    About OMI

    OMI Corporation is a major international owner and operator of tankers. Its fleet aggregates approximately 3.5 million deadweight tons and comprises 13 Suezmax tankers (7 of which it owns and 6 of which are chartered-in) and 32 product carriers (of which it owns 28 and charters-in 4). In addition, the Company has 2 product carriers under construction, which will be delivered in 2009.


    CONTACT: OMI Corporation
             Merete Serck-Hanssen
             203-602-6773
             Web site: www.omicorp.com
             or
             Teekay Corporation
             For Investor Relations enquiries
             Dave Drummond
             Tel: +1 (604) 844-6654
             or
             For Media enquiries
             Nicole Breuls
             Tel: +1 (604) 609-5898
             Web site: www.teekay.com
             or
             A/S Dampskibsselskabet TORM
             Klaus Kjaerulff, CEO
             Tel: +45 39 17 92 00
             Mobile: +45 40 10 81 11
             or
             N. E. Nielsen, Chairman
             Tel: +45 72 27 00 00
             Mobile: +45 25 26 33 43
             Web site: www.torm.com